NEWS RELEASE

For Immediate Release

date: September 7, 2005

contact:

Media
Martha Monfried
Director - Public Affairs
908 289 5000 x 5521 (office)
973 885 7508 (cell)
mmonfrie@aglresources.com

Financial
Brian Little
Director, Investor Relations
404 584 4414 (office)
404 227 5648 (cellular)
blittle@aglresources.com

AGL RESOURCES NAMES NEW FINANCE TEAM
CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER PROMOTED FROM WITHIN

ATLANTA, Ga. - September 7, 2005 - Atlanta-based AGL Resources (NYSE: ATG) today promoted Andrew W. Evans to senior vice president, chief financial officer (CFO) and treasurer, Bryan E. Seas to vice president, controller and chief accounting officer (CAO), and Paul R. Shlanta to executive vice president, general counsel and chief ethics and compliance officer.

Evans, AGL Resources’ vice president, finance and treasurer since May 2002, will replace Richard T. O’Brien, AGL Resources’ executive vice president and CFO, who is resigning effective September 16 to become CFO at a major natural resources company headquartered in the western United States. Seas, AGL Resources’ vice president and controller since July 2003, will retain those duties in addition to becoming CAO. Shlanta, chief corporate compliance officer since June 2002 and senior vice president and general counsel since 1998 becomes executive vice president, general counsel and chief ethics and compliance officer.

“It is clear that we have developed a seasoned management team to meet the demands of our business,” said Paula Rosput Reynolds, chairman, president and chief executive officer of AGL Resources. “We’ll miss Dick and appreciate his many contributions. However, in keeping with the best practices of corporate governance, I am delighted that the Board chose to take full advantage of the talents of two financial executives who had already been identified in our succession planning.  Drew and Bryan matured under Dick’s leadership and will undoubtedly ensure the continuity of our control and finance functions.

“Paul Shlanta has been an unfailing steward of our business,” Reynolds added. “The designation of executive vice president is a well-deserved recognition of his importance to the corporation.”

Since May 2002, Evans has been responsible for the company's treasury and finance operations including corporate finance, cash management, rating agency relationships, pension management and corporate planning and analysis. He has also played a key role in supporting the company's corporate development and growth initiatives, including the structuring and financing of all of AGL Resources’ acquisitions and dispositions.

Evans has over 15 years of experience in energy and finance and came to AGL Resources from Mirant Corporation (formerly Southern Energy, Inc.) where he served in a variety of finance and development roles. Prior to that, Evans was employed by the Cambridge, MA office of National Economic Research Associates (n/e/r/a) and by the Federal Reserve Bank of Boston.

Seas has over 15 years of experience with publicly traded energy companies in accounting and finance and joined AGL Resources as vice president and controller in July 2003. Seas spent almost 10 years with El Paso Corp (NYSE: EP) and one of its predecessor companies, Sonat, Inc. Seas started his career in public accounting with Ernst & Young.

Shlanta was named senior vice president and general counsel of AGL Resources in September 1998. In September 2002, Shlanta added the responsibilities of chief corporate compliance officer. As general counsel, Shlanta is responsible for managing all of AGL Resources' corporate legal affairs, as well as corporate insurance matters, claims, internal audit, corporate security and the corporate secretary organization. He also served as corporate secretary from June 2002 until February 2005.

Prior to joining AGL Resources, Shlanta served as a partner with Rowe, Foltz and Martin, P.C. Before that time he was with Long Aldridge and Norman. He also was a consultant with CEXEC, Inc.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.